Exhibit 10.3

GENERAL RELEASE AND SEPARATION AGREEMENT

This General Release and Separation Agreement (hereafter “Agreement”) is entered into between Barry Briggs (the “Executive”), and CNET Networks, Inc. (the “Company”), effective eight days after the Executive’s signature (the “Effective Date”), unless he revokes his acceptance as provided in Paragraph 7(c), below.

WHEREAS, the Executive was the President and Chief Operating Officer of the Company;

WHEREAS, the Executive resigned his employment effective January 12, 2007;

WHEREAS, the Company and the Executive now wish to document the termination of their employment relationship and fully and finally to resolve all matters between them;

THEREFORE, in exchange for the good and valuable consideration set forth herein, the adequacy of which is specifically acknowledged, the Executive and the Company hereby agree as follows:

1. Separation of Employment. The Executive’s employment, and all positions that the Executive held as an officer of the Company and of all subsidiaries of the Company shall be terminated effective January 12, 2007 (the “Separation Date”).

2. Payment of Accrued Wages and Expenses. On the Separation Date, the Executive shall be paid an amount equal to accrued wages, including all accrued unused Paid Time Off, through the Separation Date, less applicable taxes and other authorized withholding. The Company shall promptly reimburse the Executive for all reasonable and properly documented business expenses incurred through the Separation Date that are submitted by him on or before January 19, 2007, in accordance with the Company’s travel and expense policies. Except as required by law, as of the Separation Date, the Executive shall no longer have the right to participate in any Company benefit plans including, without limitation, the Company’s 401(k) Plan.

3. Bonus for the Calendar Year Ending December 31, 2006. The Company acknowledges that the Executive is eligible for a bonus for the calendar year ending December 31, 2006, in accordance with the bonus plan. Any bonus payable to the Executive shall be paid at the same time that bonuses are paid to other executives of the Company.

4. Stock Options.

(a) Executive has been granted the options to purchase shares of the Company’s common stock described in Exhibit A hereto (collectively, the “Options”). As of the Separation Date, the Executive shall be vested in that number of shares of the Company’s common stock set forth in the column entitled “Vested” next to each such Option (the “Vested Options”). The Executive acknowledges and agrees that the portion of each Option that is unvested as of the Separation Date is forfeited and shall cease to be exercisable as of the Separation Date. The Executive may exercise the Vested Options in accordance with their original terms of grant pursuant to the Option Plan and the applicable Stock Option Agreements (the “Option Documents”) as modified by Paragraph 4(b).

(b) Each of Executive’s Vested Options that have not been exercised prior to the Separation Date shall be and hereby is amended and revised to provide that such Option may only be exercised during the 2007 calendar year and, within the 2007 calendar year, only during the longer of (x) the thirty (30)-day period measured from the first date such Option can once again be exercised in compliance with applicable federal securities laws, as determined by the Company in its sole discretion and in conformity with the applicable standards under Internal Revenue Code Section 409A, and (y) the ninety (90)-day period immediately following the Separation Date, but in no event later than the expiration date of the maximum term of such Option; provided however, that (a) the exercisability of any Option shall remain subject to the complete performance of any duties or obligations by the Executive under this Agreement, and (b) with respect to any Option that is an incentive stock option under the federal tax laws, Executive hereby expressly acknowledges and agrees that effective upon the execution of this Agreement such Option shall cease to constitute an incentive stock option and shall be taxable as a nonqualified stock option upon exercise The Executive acknowledges that the Company makes no representation as to the tax treatment of the Executive’s Options including with regard to the extension of exercisability described herein and that the Executive will be solely responsible for any tax obligations that may arise there from.

5. Severance. On the later of (a) the tenth day following the Effective Date or (b) the Separation Date, the Company shall pay to the Executive severance in a lump sum amount equal to $750,000 (seven hundred fifty thousand dollars), less applicable taxes and other authorized withholding.

6. COBRA and 401(k) Conversion. Executive shall continue to be covered under the Company’s health care benefits through January 31, 2007 (the end of the month in which the Separation Date occurs). Thereafter, the Executive shall be eligible to continue, at his own cost, health care benefits in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”). The Executive shall receive detailed instructions regarding his COBRA rights and 401(k) distribution and rollover options following the Separation Date, in accordance with the Company’s normal notification processes and applicable law.

7. General Release of Claims by the Executive.

(a) The Executive, on behalf of himself and his executors, heirs, administrators, representatives and assigns, hereby releases and forever discharges the Company and all predecessors, successors and their respective parent corporations, affiliates, related, and/or subsidiary entities, and all of their past and present investors, directors, shareholders, officers, general or limited partners, employees, attorneys, agents and representatives, and employee benefit plans in which the Executive is or has been a participant by virtue of his employment with the Company (the “Company Releasees”), from any and all claims, debts, demands, accounts, judgments, rights, causes of action, equitable relief, damages, costs, charges, complaints, obligations, promises, agreements, controversies, suits, expenses, compensation, responsibility and liability of every kind and character whatsoever (including attorneys’ fees and costs), whether in law or equity, known or unknown, asserted or unasserted, suspected or unsuspected (collectively, “Claims”), which the Executive has or may have had against such entities based on any events or circumstances, arising directly or indirectly out of, relating to, or in any other way involving in any manner whatsoever the Executive’s employment by the Company or the separation thereof, and any and all claims arising under federal, state, or local laws relating to employment, including without limitation claims of wrongful discharge, breach of express or implied contract, fraud, misrepresentation, defamation, or liability in tort, claims of any kind that may be brought in any court or administrative agency, any claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Older Workers Benefit Protection Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act, the Family and Medical Leave Act, the California Fair Employment and Housing Act, the California Family Rights Act, the California Labor Code and similar state or local statutes, ordinances, and regulations.

Notwithstanding the generality of the foregoing, the Executive does not release the following claims and rights (the “Excluded Claims”):

(i)	Claims for indemnity pursuant to applicable laws (including California Labor Code Section 2802), the Company’s organizational documents (including its certificate of incorporation and by-laws), the Company’s D&O insurance policies, and the Indemnity Agreement between the Executive and the Company, dated November 19, 2003 (the “Indemnity Agreement”), which Indemnity Agreement the Company agrees was always intended to and shall extend to acts taken by the Executive in his capacity as an officer of the Company (collectively referred to as the “Indemnity Coverage”);

(ii)	The Company’s obligations under this Agreement and the Option Agreements;

(iii)	Claims by the Executive for unemployment compensation or state disability insurance benefits pursuant to the terms of applicable state law

(iv)	Claims for pension and 401(k) Plan benefits fully vested as of the Separation Date;

(v)	The right of the Executive to bring to the attention of the Equal Employment Opportunity Commission claims of discrimination; provided, however, that the Executive does release his right to secure any damages for alleged discriminatory treatment;

(vi)	Claims arising solely from Executive’s status as a shareholder of the Company; and

(vii)	Claims under the Age Discrimination in Employment Act, to the extent such claims arise following the date of execution of this Agreement by the Executive.

The Claims released by Executive hereunder, specifically excluding all Excluded Claims, are referred to as the “Released Claims”.

(b) THE EXECUTIVE ACKNOWLEDGES THAT HE HAS BEEN ADVISED OF AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

BEING AWARE OF SAID CODE SECTION, THE EXECUTIVE HEREBY EXPRESSLY WAIVES ANY RIGHTS HE MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT, TO THE EXTENT OF THE FOREGOING RELEASE.

(c) In accordance with the Older Workers Benefit Protection Act of 1990, the Executive acknowledges that he is aware of the following:

(i)	He has a right to consult with an attorney before signing this Agreement;

(ii)	He has 21 days from the date this offer is received to consider this Agreement; and

(iii)	He has seven days after signing this Agreement to revoke his acceptance of it in writing, addressed and delivered no later than the expiration of the seventh day to the Company’s Chief Executive Officer, and the Executive’s acceptance will not be effective until that revocation period has expired.

(d) The Executive represents and warrants to the Company Releasees that there has been no assignment or other transfer of any interest in any Released Claim that the Executive may have against the Company Releasees, or any of them. The Executive agrees to indemnify and hold harmless the Company Releasees from any liability, claims, demands, damages, costs, expenses and attorneys’ fees incurred as a result of any person asserting such assignment or transfer of any Released Claim under any such assignment or transfer from the Executive.

(e) The Executive agrees that if he hereafter commences, joins in, or in any manner seeks relief through any suit arising out of, based upon, or relating to any of the Released Claims or in any manner asserts against the Company Releasees any of the Released Claims, then the Executive will pay to the Company Releasees against whom such claim(s) is asserted, in addition to any other damages caused thereby, all attorneys’ fees incurred by such Company Releasees in defending or otherwise responding to said suit or Released Claim.

8. Nondisparagement. The Executive agrees that neither he nor anyone acting by, through, under or in concert with him shall disparage or otherwise communicate negative statements or opinions about the Company, its directors, officers, employees or business, unless such statements are made truthfully in response to a subpoena or other legal process. The Company agrees that neither its directors nor its executive officers will disparage or otherwise communicate negative statements or opinions about the Executive, unless such statements are made truthfully in response to a subpoena or other legal process.

9. Non-Solicitation. The Executive acknowledges his continuing obligation, for a period of one (1) year following the Separation Date, not to recruit or solicit current and certain former employees of the Company, pursuant to Paragraph 4 (Non-Solicitation) of the Company Stock Option Agreements executed by him.

10. Cooperation. The Company acknowledges and affirms its continuing obligations pursuant to the Indemnity Coverage, including the Indemnity Agreement, as clarified pursuant to Section 7(a)(i). The Executive agrees to give reasonable cooperation to the Company, at the Company’s request, in any pending or future litigation or arbitration brought against the Company and in any investigation the Company or any governmental agency may conduct, in each case of which the Executive has personal knowledge or which were within the purview of his responsibilities. Notwithstanding the foregoing, the Company acknowledges and agrees that Executive will have other commitments and that the timing and scope of his cooperation will be subject to the reasonable limitations imposed by such commitments. All efforts made by Executive pursuant to this Section shall be at the Company’s sole cost and expense and the Company shall pay the reasonable expenses directly related to Executive’s requested efforts and Executive shall have no obligation to expend any money in connection with such cooperation. Notwithstanding the foregoing, except as may be provided for under the Indemnity Coverage, the Company shall have no obligation to pay the Executive for time spent by the Executive in any such pending or future litigation or arbitration. Other than at the Company’s request, or in response to a request by a governmental agency for formal or informal cooperation by the Executive, or in connection with any matter in which the Executive is a party, the Executive shall not, in the absence of a subpoena, give information, evidence or testimony in any matter in which the Company is a party. The Executive shall promptly inform the Company of any intention by him to provide information on an informal basis to a governmental agency about the Company, or about the Executive’s actions while in the Company’s employ. The Executive shall further promptly inform the Company of any subpoena issued to him to testify about the Company.

11. Confidential Information; Return of Company Property.

(a) The Executive acknowledges his continuing obligations with respect to Confidential Information of the Company, pursuant to Paragraph 5 (Confidentiality) of the Company Stock Option Agreements executed by him.

(b) The Executive represents and warrants that, on or before the Separation Date, he shall deliver to the Company all originals and copies of correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents concerning the Company’s customers, business plans, marketing strategies, products, processes or business of any kind and the originals and copies of all documents containing Confidential Information which are in the possession or control of the Executive or his agents or representatives.

(c) The Executive represents and warrants that, on or before the Separation Date, he shall return to the Company all equipment of the Company in his possession or control.

12. Taxes. To the extent any taxes may be payable by the Executive for the benefits provided to him by this Agreement beyond those withheld by the Company, the Executive agrees to pay them himself and to indemnify and hold the Company and the other entities released herein harmless for any tax claims or penalties, and associated attorneys’ fees and costs, resulting from any failure by him to make required payments.

13. In the Event of a Claimed Breach. All controversies, claims and disputes arising out of or relating to this Agreement, including without limitation any alleged violation of its terms, shall be resolved in accordance with the Company’s ADR Policy. Notwithstanding the foregoing, it is acknowledged that it will be impossible to measure in money the damages that would be suffered if the parties fail to comply with any of the obligations imposed on them under Paragraphs 11(a) and 11(b) hereof, and that in the event of any such failure, an aggrieved person will be irreparably damaged and will not have an adequate remedy at law. Any such person shall, therefore, be entitled to seek injunctive relief, including specific performance, to enforce such obligations, and if any action shall be brought in equity to enforce any of the provisions of Paragraphs 11(a) and 11(b) of this Agreement, none of the parties hereto shall raise the defense that there is an adequate remedy at law.

14. Choice of Law. This Agreement shall in all respects be governed and construed in accordance with the laws of the State of California, including all matters of construction, validity and performance, without regard to conflicts of law principles.

15. Notices. All notices, demands or other communications regarding this Agreement shall be in writing and shall be sufficiently given if either personally delivered or sent by overnight courier, addressed as follows:

(a) If to the Company:

CNET Networks, Inc.

Attention: Chief Financial Officer

235 Second Street

San Francisco, CA 94105

Phone: 415-344-2400

Copy to:

Latham & Watkins LLP

Attention: Patrick Gibbs

140 Scott Drive

Menlo Park, CA 94025

Phone: 650-328-4600

(b) If to the Executive:

Barry Briggs

477 Summit Ave.

Mill Valley, CA 94941

Phone: 415-389-1987

16. Severability. Except as otherwise specified below, should any portion of this Agreement be found void or unenforceable for any reason by a court of competent jurisdiction, the parties intend that such provision be limited or modified so as to make it enforceable, and if such provision cannot be modified to be enforceable, the unenforceable portion shall be deemed severed from the remaining portions of this Agreement, which shall otherwise remain in full force and effect. If any portion of this Agreement is so found to be void or unenforceable for any reason in regard to any one or more persons, entities, or subject matters, such portion shall remain in full force and effect with respect to all other persons, entities, and subject matters.

17. Understanding and Authority. The parties understand and agree that all terms of this Agreement are contractual and are not a mere recital, and represent and warrant that they are competent to covenant and agree as herein provided.

18. Integration Clause. This Agreement, together with the Indemnity Agreement, contains the entire agreement of the parties with regard to the separation of the Executive’s employment, and supersedes and replaces any prior agreements as to that matter. This Agreement may not be changed or modified, in whole or in part, except by an instrument in writing signed by the Executive and the Company’s Chief Executive Officer.

19. Execution in Counterparts. This Agreement may be executed in counterparts with the same force and effectiveness as though executed in a single document.

The parties have carefully read this Agreement in its entirety; fully understand and agree to its terms and provisions; and intend and agree that it is final and binding on all parties.

IN WITNESS WHEREOF, and intending to be legally bound, the parties have executed this Separation Agreement on the dates shown below.

BARRY BRIGGS		CNET NETWORKS, INC.

/s/ Barry Briggs		/s/ George Mazzotta
		By:	George Mazzotta
		Title:	Chief Financial Officer

Date	December 21, 2006	Date	December 21, 2006